FOR IMMEDIATE RELEASE

HARVEST NATURAL RESOURCES ANNOUNCES

THIRD QUARTER 2005 RESULTS

HOUSTON, Texas (October 27, 2005) – Harvest Natural Resources, Inc. (NYSE: HNR) today announced 2005 third quarter earnings of $8.1 million, or $0.21 per diluted share. These results compare with a net income of $5.3 million, or $0.14 per diluted share, for the same period last year. Net income for the nine months ended September 30, 2005 was $40.3 million, or $1.05 per diluted share, compared with $19.1 million, or $0.50 per diluted share, for the same period last year.

Operating cash flow (defined as cash flows from operating activities before changes in operating assets and liabilities) was $26.2 million for the 2005 third quarter compared with $19.7 million for the 2004 third quarter. Operating cash flow for the nine months ended September 30, 2005 was $91.2 million, compared with the $55.2 million for the same period last year. See reconciliation to Generally Accepted Accounting Principles in table below.

Production for the 2005 third quarter was 2.1 million barrels of oil and 6.3 billion cubic feet (Bcf) of natural gas for a combined total production of 3.1 million barrels of oil equivalent. Production for the first nine months of 2005 was 10.1 million barrels of oil equivalent including 6.7 million barrels of oil and 20.1 Bcf of gas. Production totals for the same period in 2004 were 3.2 million and 9.7 million barrels of oil equivalent respectively.

Harvest President and Chief Executive Officer, James A. Edmiston, said, “The financial results for the first nine months of the year reflect over 100 percent increase in earnings largely due to increased oil prices. We expect fourth quarter oil production to average about 21,500 barrels of oil per day. Our development drilling program remains suspended due to delay in issuing permits. Absent such drilling, the fields will continue to decline.”

Edmiston continued, “HVCA entered into a Transitory Agreement with PDVSA which provides that the parties undertake to negotiate in good faith the terms and conditions for the conversion of our Operating Service Agreement into a Mixed Company. We have had a number of discussions in the last few months with the Ministry of Energy and Petroleum and with PDVSA and remain hopeful that we can reach a mutual agreement with the government of Venezuela on the conversion to the Mixed Company while preserving the value of our investment.”

During the third quarter, Harvest Vinccler, C.A. (HVCA), the Company’s 80 percent owned Venezuelan subsidiary, signed a Transitory Agreement. The Transitory Agreement reduced the fee received for the delivery of oil to PDVSA retroactively to January 1, 2005. In addition, HVCA partially paid Venezuelan income taxes related to the preliminary tax assessment for years 2001 through 2004. The net impact of these adjustments after tax and minority interest reduced net income for the third quarter by $8.7 million.

The Company averaged $26.47 per barrel of oil for 2005 third quarter deliveries, an increase of $6.60 per barrel, compared with the $19.87 per barrel average for the same period last year. The average for the nine months ended September 30, 2005 was $23.48 per barrel of oil, an increase of $5.60 per barrel, compared with the $17.88 per barrel average for the same period in 2004. The Company receives $1.03 per thousand cubic feet of natural gas delivered to PDVSA.

Compared with the same period last year, operating expenses for the 2005 nine month period increased $4.2 million primarily due to higher production volumes, higher insurance costs and increased maintenance work while the drilling program is suspended. Interest expense includes a $2.5 million accrual related to the partial income tax payments of $5.3 million on the preliminary income tax assessment for the years 2001 through 2004 which is included in income tax expense.

Reconciliation of Non-GAAP measures ($ Millions)

	Three Months Ended		Nine Months Ended September 30
	September 30
	2005	2004	2005	2004
Net cash provided by operating activities	$35.6	$8.8	$78.6	$37.7
Changes in operating assets & liabilities	(9.4)	10.9	12.6	17.5

Operating cash flow	$26.2	$19.7	$91.2	$55.2

Harvest will hold an earnings conference call today at 9:00 a.m. Central Time to discuss 2005 third quarter results. To access the call, dial 785-832-0201, conference ID: Harvest, five to ten minutes prior to the start time. A recording of the conference call will also be available for replay at 402-220-7205. To listen to the live webcast of the call, please visit our website at www.harvestnr.com.

Harvest Natural Resources, Inc., headquartered in Houston, Texas, is an independent oil and gas development and production company with principal operations in Venezuela and an office in Russia. For more information visit the Company’s website at www.harvestnr.com.

CONTACT:
Steven W. Tholen Senior Vice President, Chief Financial Officer (281) 899-5714	Amanda M. Koenig Investor Relations (281) 899-5716

“This press release may contain projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts may constitute forward-looking statements. Although Harvest believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Actual results may differ materially from Harvest’s expectations as a result of factors discussed in Harvest’s 2004 Annual Report on Form 10-K and subsequent reports.”

HARVEST NATURAL RESOURCES, INC.
CONSOLIDATED BALANCE SHEETS
($ millions, unaudited)
September 30, 2005		December 31, 2004

ASSETS:

CURRENT ASSETS:
Cash and cash equivalents	$142.0	$84.6
Accounts receivable, net	75.5	71.7
Put options	-	14.2
Deferred income taxes	1.3	0.3
Prepaid expenses and other	1.0	1.4

Total current assets	219.8	172.2
OTHER ASSETS	2.2	2.1
DEFERRED INCOME TAXES	6.0	6.0
PROPERTY AND EQUIPMENT, net	170.8	187.1

TOTAL ASSETS	$398.8	$367.4

LIABILITIES AND STOCKHOLDERS’ EQUITY:

CURRENT LIABILITIES:
Accounts payable, trade and other	$8.2	$8.4
Accounts payable, related party	9.1	11.1
Accrued expenses	21.4	29.4
Income taxes payable	16.1	22.5
Current portion of long-term debt	5.8	11.8

Total current liabilities	60.6	83.2
LONG TERM DEBT	-	-
ASSET RETIREMENT LIABILITY	2.0	1.9
COMMITMENTS AND CONTINGENCIES	-	-
MINORITY INTEREST	51.4	39.1

STOCKHOLDERS’ EQUITY:
Common stock and paid-in capital	188.9	185.6
Retained earnings	102.2	61.9
Accumulated other comprehensive loss	(2.5)	(0.5)
Treasury stock	(3.8)	(3.8)
Total stockholders’ equity	284.8	243.2

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$398.8	$367.4

HARVEST NATURAL RESOURCES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per BOE and per share amounts, unaudited)
THREE MONTHS ENDED:	September 30, 2005			September 30, 2004

Barrels of oil sold		2,070			1,909
MMCF of gas sold		6,261			7,879
Total BOE		3,113			3,222
Average price/barrel		$26.47			$19.87
Average price/mcf		$1.03			$1.03
	$		$/BOE	$		$/BOE

REVENUES:
Oil sales		$54,772			$37,937
Gas sales		6,449			8,116
		61,221	19.67		46,053	14.29

EXPENSES:
Operating expenses		9,233	2.97		7,934	2.46
Depletion and amortization		9,293	2.99		7,695	2.39
Depreciation		894	0.29		500	0.16
General and administrative		6,698	2.15		7,130	2.21
Account receivable write-off on retroactive oil price adjustment		4,548	1.46		—	—
Taxes other than on income		1,579	0.51		1,438	0.45
		32,245	10.37		24,697	7.67

INCOME FROM OPERATIONS		28,976	9.30		21,356	6.62

OTHER NON-OPERATING INCOME (EXPENSE)
Loss on early extinguishment of debt		—	—		(2,928)	(0.91)
Investment earnings and other		959	0.31		597	0.19
Interest expense		(2,783)	(0.89)		(2,447)	(0.76)
Net loss on exchange rates		(3)	—		(1)	—
		(1,827)	(0.58)		(4,779)	(1.48)

INCOME BEFORE INCOME TAXES AND MINORITY INTERESTS		27,149	8.72		16,577	5.14
Income tax expense		16,332	5.25		7,617	2.36

INCOME BEFORE MINORITY INTERESTS		10,817	3.47		8,960	2.78
Minority interest in consolidated subsidiary companies		2,674	0.86		3,654	1.13

NET INCOME		$8,143	$2.61		$5,306	$1.65

NET INCOME PER COMMON SHARE:
Basic		$0.22			$0.15
Diluted		$0.21			$0.14

Weighted average shares outstanding:
Basic		37.0	million		36.2	million
Diluted		38.5	million		38.3	million

HARVEST NATURAL RESOURCES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per BOE and per share amounts, unaudited)
NINE MONTHS ENDED:	September 30, 2005			September 30, 2004

Barrels of oil sold		6,728			5,689
MMCF of gas sold		20,111			23,811
Total BOE		10,079			9,658
Average price/barrel		$23.48			$17.88
Average price/mcf		$1.03			$1.03
	$		$/BOE	$		$/BOE

REVENUES:
Oil sales		$157,935			$101,722
Gas sales		20,714			24,525
		178,649	17.72		126,247	13.07

EXPENSES:
Operating expenses		26,884	2.67		22,641	2.34
Depletion and amortization		30,087	2.99		23,174	2.40
Depreciation		2,014	0.20		1,380	0.14
General and administrative		17,587	1.74		15,137	1.57
Account receivable write-off on retroactive oil price adjustment		4,548	0.45		—	—
Gain on sale of long-lived assets		—	—		(578)	(0.06)
Taxes other than on income		4,632	0.46		3,750	0.39
		85,752	8.51		65,504	6.78

INCOME FROM OPERATIONS		92,897	9.21		60,743	6.29

OTHER NON-OPERATING INCOME (EXPENSE)
Loss on early extinguishment of debt		—	—		(2,928)	(0.30)
Investment earnings and other		1,985	0.20		1,325	0.14
Interest expense		(3,235)	(0.32)		(7,384)	(0.76)
Net gain (loss) on exchange rates		2,754	0.27		(618)	(0.06)
		1,504	0.15		(9,605)	(0.98)

INCOME BEFORE INCOME TAXES AND MINORITY
INTERESTS		94,401	9.36		51,138	5.31
Income tax expense		41,824	4.15		23,119	2.39

INCOME BEFORE MINORITY INTERESTS		52,577	5.21		28,019	2.92
Minority interest in consolidated subsidiary companies		12,248	1.22		8,958	0.93

NET INCOME		$40,329	$3.99		$19,061	$1.99

NET INCOME PER COMMON SHARE:
Basic		$1.09			$0.53
Diluted		$1.05			$0.50

Weighted average shares outstanding:
Basic		36.9	million		36.0	million
Diluted		38.4	million		38.0	million

HARVEST NATURAL RESOURCES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands, unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Cash Flows From Operating Activities:
Net income	$8,143	$5,306	$40,329	$19,061
Adjustments to reconcile net income to net cash provided by operating activities:
Depletion, depreciation and amortization	10,187	8,195	32,101	24,554
Amortization of financing costs	—	76	—	228
Gain on disposition of assets	—	—	—	(578)
Write-off of unamortized financing costs	—	936	—	936
Account receivable write-off on retroactive oil price adjustment	4,548	—	4,548	—
Deferred compensation expense	(20)	128	(535)	389
Non-cash compensation related charges	707	1,423	2,533	1,686
Minority interest in consolidated subsidiary companies	2,674	3,654	12,248	8,958
Changes in operating assets and liabilities:
Accounts and notes receivable	2,776	(3,939)	(8,241)	(11,581)
Prepaid expenses and other	907	74	403	(505)
Commodity hedging contract	3,768	(14,947)	11,180	(14,947)
Accounts payable	3,923	3,191	(249)	(346)
Accounts payable, related party	—	43	(1,952)	295
Accrued expenses	299	1,759	(7,522)	3,892
Provision for asset retirement liability	25	—	75	(709)
Income taxes payable	(2,291)	2,887	(6,347)	6,367
Net Cash Provided By Operating Activities	35,646	8,786	78,571	37,700

Cash Flows From Investing Activities:
Proceeds from sales of long-lived assets	—	—	—	578
Additions of property and equipment	(1,857)	(10,380)	(15,766)	(19,774)
Decrease in restricted cash	12	—	12	—
Investment costs	(256)	671	(107)	(216)
Net Cash Used In Investing Activities	(2,101)	(9,709)	(15,861)	(19,412)

Cash Flows From Financing Activities:
Net proceeds from issuances of common stock	459	1,059	761	3,362
Payments on long-term debt	(1,591)	(86,592)	(6,066)	(89,775)
Dividends paid to minority interest	—	(2,100)	—	(2,100)
Net Cash Used in Financing Activities	(1,132)	(87,633)	(5,305)	(88,513)

Net Increase (Decrease) in Cash	32,413	(88,556)	57,405	(70,225)
Cash and Cash Equivalents at Beginning of Period	109,592	156,991	84,600	138,660
Cash and Cash Equivalents at End of Period	$142,005	$68,435	$142,005	$68,435